EXHIBIT 6.7

THIS AGREEMENT ("Agreement") is made this 22 day of March, 2023 by and between SOCIAL INVESTMENT HOLDINGS, INC., whose address is 5727 NW 17 Ave. Miami, Florida 33142 or “assigns” hereinafter referred to as "SIH," and Africo American Incorporated (AAI) whose address is 129 West Mission, Kellogg, Idaho, 83837, referred to as AAI.

WITNESSETH:

WHEREAS, SIH is a corporation endeavoring to profitably promote and advance the social and economic needs of disadvantaged communities worldwide, with an emphasis on America and Africa; and

WHEREAS, in order to achieve its goals, SIH employs broad based economic empowerment strategies, including the rallying of key individuals and groups to participate in and promote the endeavor; and;

WHEREAS, AAI is a mining and natural resources development company offering to clients and for their own account, full mining, financing and carbon sequestration project development services from conception to full occupancy or sale of completed projects. As a company with the capacity to develop projects in their current pipeline as well as projects contemplated for the joint venture, the Company believes the joint venture with AAI will provide a model for others interested in providing much needed financial and human resources to Black and Hispanic entrepreneurs initially and over the long term, and others interested in natural resources development.

WHEREAS, AAI’s Founder, President and 2nd largest shareholder (34%) Peter M Major, has a stellar reputation and is well known in the natural resources development sector for innovative strategies for development finance and construction, SIH believes the joint venture between SIH and AAI could flourish with the financial provisions contemplated from the Regulation A offering of SIH.; and

WHEREAS, AAI has a desire to assist in the economic growth of primarily Black and Hispanic citizens globally; and

WHEREAS, SIH, contingent upon the successful completion of achieving the financial goals contemplated in this Regulation A+ offering, wishes to invest up to two-million-dollars ($2,000,000) (hereinafter referred to as the “SIH Investment”) in a yet to be formed joint venture entity in order to comfortably pursue the opportunity of businesses and business owners; and

WHEREAS, through the combined efforts of the leadership of SIH and AAI, talented Black and other previously disadvantaged citizens could have the opportunity to benefit from adequate capital and human resources both for themselves and their communities through this model.; and

WHEREAS, SIH and P have agreed to form a new entity organized under the laws of the State of Florida for the purpose of expanding the access to capital for Blacks and other previously disadvantaged citizens in the United States, sub-Saharan Africa and South America. The joint Venture is expected to concomitantly provide jobs and business ownership opportunities to clients participating in the process.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

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AGREEMENT

The foregoing recitals are true and are hereby incorporated into this Agreement, and the parties further agree as follows.

ARTICLE I

1. THE NEW COMPANY TO BE FORMED

1.1.	It is proposed that the parties shall form a new entity bearing the name of "Social Investment Holdings/AAI (hereinafter sometimes referred to as the “SIHAAI").

1.2.	It is proposed that the SIHAAI shall be formed and organized for the purpose of implementing the SIH Business Model, as set forth in more detail in the SIH Business Plan.

1.3.	It is proposed that the SIHAAI shall be authorized to issue shares of equity and management as the parties hereafter jointly agree.

1.4.

It is proposed that AAI deliver to SIHAAI its expertise, contacts, and extensive experience in the area of, among other things, mining and other natural resources development and public relations management services, in exchange for the SIH Investment in the SIHAAI joint venture.

1.5.	In exchange for its investment, SIH shall receive 60% of the issued shares of the New Company and AAI shall receive 40% of the issued shares of the SIHAAI.

1.6.	SIH and AAI agree to enter into a shareholder's agreement on or before the creation and funding of SIHAAI.

1.7.

SIH acknowledges that no representations or warranties of any nature have been made to it respecting the ultimate tax or other economic consequences of its investment. SIH is aware that the business of the proposed SIHAAI is speculative in nature and involves various risks, including, but not limited to those risks that have been discussed with SIH.

1.8.	The parties agree that any of the subscribers or their attorneys may act as incorporator and execute and file suitable organization documents for SIHAAI.

ARTICLE II

2. OBLIGATIONS OF AAI

2.1.

AAI shall, during the term of this Agreement, provide SIHAAI with the AAI Business Model for investing in ongoing and start-up businesses if there be any and shall further make available and provide its management and business expertise, including but not limited to, operating facilities, computing, trade secrets and patents, if any owned by AAI and its associates connected to this venture.

2.2.	Peter Major shall be the chief marketing face of SIHAAI, unless there is mutual agreement to a change by both parties.

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ARTICLE III

3. OWNERSHIP OF BOOKS, RECORDS AND FILES

3.1.

The parties acknowledge that during and after the formation of the SIHAAI, both parties may disclose confidential information, including without limitation, trade secrets, trademarks, service marks, copyrighted material, proprietary data, contact information, etc., to the other party. Each party specifically acknowledges that the other party's trade secrets and proprietary data, including, but not limited to, customer information, business contacts, market strategies, business plans and concepts, vendor agreements, address lists, tabulations, compilations, software and specialized software applications, specific product development information, policies, internal memoranda, corporate records, rolodex files, agreements, minutes of meetings, correspondences, membership lists and related information, and any other information pertaining to each party's business dealings, shall remain the property of each respective party.

3.2.

Each party acknowledges that the other party's trade secrets and proprietary data are confidential. Each party further acknowledges that the confidential information of such other party is a valuable and unique asset of the other party, and agrees not to disclose to any person or entity, except under legal compunction from a court or other entity of competent jurisdiction, nor make personal use of any such confidential information concerning the other party.

ARTICLE IV

4. TERM OF AGREEMENT AND TERMINATION

4.1.

Either party may terminate this Agreement, if the other party is in material breach of the Agreement, by giving written notice thereof to the other party, to cure such breach, following which, without curing the breach, this Agreement shall terminate. Such notice shall specify the alleged material breach, shall state the termination date and shall be sent by certified mail, return receipt requested, to the other party at the notice address specified.

4.2.	The defaulting party shall have thirty (30) days to cure the default to the reasonable satisfaction of the non-defaulting party.

4.3.	This agreement shall be in effect from the date of signing for one hundred eighty (180) days, unless otherwise extended by both parties.

ARTICLE V

5. REPRESENTATIONS, WARRANTIES AND AGREEMENTS

5.1.

Each party represents that it has all requisite power and authority to enter into and perform this Agreement and to consummate the transactions/development contemplated hereby and to effect the objectives and purposes in accordance with the terms hereof.

5.2.

The information heretofore furnished by each party in connection with this agreement or any transaction contemplated hereby does not, and all such information hereafter furnished by any Party does not (in each case taken together and on the date as of which such information is furnished), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they are made, not misleading.

5.3.

The representations and warranties herein or hereinbefore made by each Party will be true and correct in all material respects on and as of the date hereof and will, except as provided herein, survive the closing.

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ARTICLE VI

6. MISCELLANEOUS

6.1.

This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter of this Agreement. Unless otherwise specified in this Agreement, no amendment or modification of this Agreement shall be valid or binding upon either party to this Agreement unless made in writing and fully executed by both parties.

6.2.	The Parties agree and stipulate that time is of the essence with respect to compliance with each and every item set forth in this Agreement.

6.3.

This Agreement, along with the exhibits hereto, sets forth the entire agreement and understanding of the Parties hereto and supersedes any and all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no Party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

6.4.	This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument.

6.5.

All notices provided herein or contemplated hereby shall be in writing and shall be deemed to have been duly given when sent postage prepaid by certified mail, return receipt requested, to the parties at the addresses contained on the execution page of this Agreement. Each party is to, at all times, keep the other party notified of changes in current mailing and physical addresses.

6.6.

This Agreement shall be construed and enforced in accordance with the laws of the State of Florida. Litigation shall be in the 11th Judicial Circuit Court of Florida, located in Miami-Dade County, and venue shall be exclusively in Miami-Dade County, Florida.

6.7.

In the event of litigation, whether in a court of law or in an arbitration proceeding, arising from or relating to this Agreement, the prevailing party shall have its costs, including reasonable attorneys' fees and costs of arbitration, paid by the non-prevailing party.

6.8.

The parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association. Any judgment upon the arbitration award may be entered in any Court having jurisdiction thereof.

6.9.

In construing the terms of this Agreement, it is agreed by the parties hereto that (1) all Article headings are for convenience of reference; (2) all references to gender shall be deemed to include every other person; (3) the singular includes the plural and the plural includes the singular; and (4) the invalidity or unenforceability of any provision of this Agreement shall not affect or impair any other provisions. Furthermore, the parties hereto acknowledge that they have each participated in the preparation of this Agreement, and their respective counsel had the opportunity to make comments and revisions in connection with its preparation. Accordingly, it is hereby agreed that no party shall be deemed to have drafted this Agreement for purposes of any ambiguity construed against the preparer of this Agreement, should a court determine any ambiguity exists. This agreement shall be in effect from the date of signing for one hundred eighty days, unless otherwise extended by both parties.

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IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year set forth at the beginning of this Agreement and do hereby agree to fully perform the covenants and agreements as hereinabove set forth.

SOCIAL INVESTMENT HOLDINGS, INC.

By:
Julius V Jackson, President

AFRICO AMERICAN, INCORPORATED

By:
Peter Major, President

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